                                  AGREEMENT

                                BY AND AMONG

                      MHM EXTENDED CARE SERVICES, INC.,

                             MHM SERVICES, INC.,

                                APOGEE, INC.,

                         APOGEE OF TENNESSEE, INC.,

                                     and

                        APOGEE OF PENNSYLVANIA, INC.

                              TABLE OF CONTENTS

Paragraph    Title                                                   Page
    No.

        1.   Purchase of Sale of Assets                                2

        2.   Purchase Price                                            5

        3.   Representations and Warranties of Sellers                13

        4.   Representations and Warranties of Buyer                  25

        5.   Covenants of Sellers                                     29

        6.   Covenants of Buyer                                       31

        7.   Conditions to Obligations of Buyer                       32

        8.   Conditions to Obligations of Sellers                     34

        9.   Provisions for Indemnification                           37

       10.   Closing                                                  45

       11.   Opinion of Counsel for Sellers                           48

       12.   Opinion of Counsel for Buyer and Buyer Parent            49

       13.   Restrictive Covenant                                     50

       14.   Survival of Representations and Warranties               52

       15.   Further Assurances                                       52

       16.   Access                                                   53

       17.   Notices                                                  53

       18.   Broker                                                   55

       19.   Expenses                                                 55

       20.   No Solicitation                                          56

       21.   Entire Agreement                                         56

       22.   Employees & Independent Contractors                      57

       23.   Binding Effect                                           58

       24.   Assignment                                               59

Paragraph     Title                                                  Page
    No.

       25.    Headings                                                59

       26.    Law Governing                                           60

       27.    Counterparts                                            60

       28.    Consented Assignment                                    60

       29.    Transfer of Common Stock                                61

       30.    Definitions                                             63

                                LIST OF EXHIBITS

Exhibit i(a)(i)                      Real Property Lease
Exhibit i(a)(ii)                     Fixed Assets
Exhibit i(a)(iii)                    Facility Contracts
Exhibit i(a)(v)-i                    HCS Software Agreement
Exhibit i(a)(v)-2                    License Agreement (Lotus)
Exhibit 2(a)(ii)                     Promissory Note
Exhibit 3(c)                         Knowledge of Sellers re: material
                                     changes in Business
Exhibit 3(d)                         Liens, etc.
Exhibit 3(e)                         Continuing Breaches, Violations,
                                     Defaults,etc.
Exhibit 3(f)                         Litigation
Exhibit 3(g)                         Power and Authority, etc.
Exhibit 3(i)(i)-l                    Licenses, Permits, etc.
Exhibit 3(i)(i)-2                    Consents, Waivers, Approvals, etc.
Exhibit 3(j)                         Unions and Employees
Exhibit 3(k)                         Licenses to the Software
Exhibit 3(n)                         Reductions in Reimbursement Levels
Exhibit 4(d)                         Litigation
Exhibit 4(g)                         Knowledge of Buyer re: material
                                     changes in Business
Exhibit 4(h)                         Reductions in Reimbursement Levels
Exhibit 7(i)                         Restrictive Covenant Regarding
                                     Professional Corporations
Exhibit 7(j)                         Katz Employment Agreement
Exhibit 7(k)                         Interim Management Agreement
Exhibit 7(l)                         Shared Services Agreement
Exhibit 7(m)                         AHS Agreement
Exhibit 7(n)                         CSPC Agreement
Exhibit 8(f)                         Registration Rights Agreement
Exhibit 8(j)                         Guaranty of Buyer Parent
Exhibit 9(j)-l                       Form of Provisional Note
Exhibit 9(j)-2                       Form of Provisional Guaranty
Exhibit 9(j)-3                       Form of Provisional Security
                                     Agreement
Exhibit 10(a)(i)                     Bill of Sale and Assignment (First
                                     Closing)
Exhibit 10(c)                        Bill of Sale and Assignment (Final
                                     Closing)
Exhibit 18                           Broker
Exhibit 22(a)                        Employees offered positions as of
                                     First Closing
Exhibit 22(b)                        Employees offered positions as of
                                     Final Closing
Exhibit 22(c)                        Administrative and Clerical
                                     Independent Contractors
Exhibit 22(d)                        Clinical Independent Contractors

                                  AGREEMENT

      THIS AGREEMENT (the "Agreement"), made as of the 31st day of March, 1997 by and among MHM Services, Inc., a corporation organized and existing under the laws of the State of Delaware (hereafter referred to as "Buyer Parent") and its wholly owned subsidiary MHM Extended Care Services, Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal offices at 8000 Towers Crescent Drive, Suite 810, Vienna, Virginia 22182 (hereinafter referred to as "Buyer"), and Apogee, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "Seller Parent"), and its wholly owned subsidiaries Apogee of Tennessee, Inc., a corporation organized and existing under the laws of the State of Tennessee (hereinafter referred to as "TN Seller"), and Apogee of Pennsylvania, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as "PA Seller" and, collectively with Seller Parent and TN Seller as "Sellers"). The term "Sellers" as used herein shall mean the Sellers or each or any of them, as the context requires.

                            W I T N E S S E T H :

      WHEREAS, Sellers are engaged in the provision of behavioral healthcare services to residents of skilled and unskilled nursing homes and assisted living facilities in the Commonwealth of Pennsylvania, the management of the provision of such services to residents of such facilities in the Commonwealth of Pennsylvania and the State of Tennessee, the management (by the TN Seller) of a Tennessee professional corporation (Clinical Services, P.C.) that provides such services to such residents in Tennessee, and the management (by the PA Seller) of a Pennsylvania professional corporation (AHS Psychiatric Associates of Pennsylvania, P.C.) that provides psychiatric services to such residents in Pennsylvania (hereinafter all of the foregoing are referred to as the "Business"; provided, however, the term "Business" shall not include the management of any activities of Clinical Services, P.C. other than its Tennessee operations); and

      WHEREAS, Buyer wishes to purchase from Sellers certain of the assets and substantially all of the contractual rights of the Business owned by Sellers; and

      WHEREAS, Sellers wish to sell the said assets and contractual rights to Buyer upon, under and subject to certain terms and conditions agreed upon by and among the parties as hereinafter set forth; and

      WHEREAS, Sellers wish to assign to Buyer and Buyer wishes to assume from Sellers certain liabilities as hereinafter set forth;

      NOW THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. PURCHASE AND SALE OF ASSETS

         (a) Buyer hereby agrees to purchase from each Seller set forth below and each Seller agrees to sell to Buyer such of the following assets and contractual rights (collectively, the "Assets") as are owned by such Seller (which Assets, together with the Excluded Assets described in subparagraph 1(d) hereof, constitute substantially all of the assets used in the Business), for the purchase price set forth in paragraph 2 hereinafter:

                 (i) All of Seller Parent's right, title and interest as lessee under the provisions of that certain lease for the premises located at 415 Poplar Avenue, Suite 322 in Memphis, Tennessee, together with all improvements thereon (the "Lease"). A true and complete copy of the Lease is attached hereto and made a part hereof as Exhibit 1(a)(i);

                 (ii) The furniture, equipment, and other fixed assets owned by the Sellers set forth on Exhibit 1(a)(ii) and used in the Business, which are listed in Exhibit 1(a)(ii) attached hereto and made a part hereof;

                 (iii) All rights of each of Seller Parent, TN Seller, and PA Seller, as the case may be, under or in connection with certain agreements with skilled and unskilled nursing homes and assisted living facilities in force on the Final Closing Date (collectively, "Facility Contracts"). A list of all Facility Contracts currently in force, showing, inter alia, the name of each applicable Seller, is set forth on Exhibit 1(a)(iii) attached hereto. Buyer and Sellers agree that the agreements to be transferred to Buyer pursuant to this subparagraph 1 (a)(iii) at the Final Closing shall be those set forth in
Exhibit 1(a)(iii) with such additions and deletions between the time of the execution of this Agreement and the Final Closing Date to which Buyer expressly agrees in writing;

                 (iv) All of the rights, title and interest of Sellers in the customer lists of the Business;

                 (v) Certain rights and interests of Sellers in certain computer software used in the operation of the Business or developed and owned by Sellers for use in the Business as more particularly set forth in the agreement attached as Exhibit 1(a)(v)-1 hereto and the license in the form set forth as Exhibit 1(a)(v)-2 hereto (hereinafter collectively, the "Software"); and

                 (vi) the goodwill of Sellers in connection with the Business.

           (b) The Assets shall be transferred by Sellers to Buyer free of all security interests, liens, encumbrances, restrictions, indebtedness and charges of any kind except for certain restrictions set forth in the Facility Contracts, the Lease, and the license agreements for the Software.

           (c) Buyer shall not assume, nor be obligated to perform, fulfill or pay, any obligations or indebtedness of Sellers or the Business whatsoever, except that Buyer shall assume the obligations and indebtedness arising from Buyer's operation of the Business after the First Closing Date, including obligations and indebtedness arising from the Lease and the Facility Contracts (the "Assumed Liabilities"), subject to and in accordance with the terms of the Interim Management Agreement, the Shared Services Agreement, the AHS Agreement and the CSPC Agreement (as hereinafter defined).

           (d) The Assets to be transferred to Buyer hereunder shall not include, and Sellers shall retain for their own account, any and all other assets of the Business, other than the Assets.

      2. PURCHASE PRICE

           (a) As consideration for the purchase of the Assets and the restrictive covenants of Sellers, Buyer shall deliver to Sellers as the Purchase Price hereunder:

                 (i) One Hundred Thousand Dollars ($100,000.00) payable at the First Closing (as hereinafter defined), by wire transfer of immediately available funds;

                 (ii) One Hundred and Twenty Five Thousand Dollars ($125,000.00) payable at the First Closing by delivery of a promissory note in the form attached as Exhibit 2(a)(ii) (the "Promissory Note"), which Promissory Note shall provide for simple interest at the rate of seven percent (7%) per annum, such interest to be paid six months after the First Closing Date for the first two quarters and quarterly thereafter, and payments of principal in the amount of Forty One Thousand, Six Hundred and Sixty Six Dollars ($41,666.00) on each of the first and second anniversaries of the First Closing Date, and an additional payment of principal in the amount of Forty One Thousand, Six Hundred and Sixty Eight Dollars ($41,668.00) on the third anniversary of the First Closing Date;

                 (iii) Two Hundred Thousand (200,000) shares of the common stock of Buyer Parent, par value $0.01 per share, to be delivered at the First Closing (the "Common Stock") registered in the name of Seller Parent; and

                 (iv) Such Annual Earnout described in subparagraph 2(b) as may be payable on the dates and in accordance with the terms specified therein and in subparagraph 2(c).

           (b) With respect to services performed during the period of five (5) years commencing on March 1, 1997 (the "Earnout Commencement Date"), Buyer shall pay to Sellers and Sellers will be entitled to receive from Buyer, subject to the payment provisions of paragraph 2(c), twenty percent (20%) of the Net Cash Collected (as defined in paragraph 2(d) hereof) (each annual payment, an "Annual Earnout").

           (c) Each Annual Earnout shall be determined based on the Net Cash Collected with respect to each annual period (each an "Annual Earnout Period"), and shall be payable to Sellers as follows:

               (i) Within ninety (90) days after the end of each year after the Earnout Commencement Date for five (5) years (each an "Annual Calculation Date"), Buyer will provide Seller Parent with detailed reports and calculations of the Expenses (as hereinafter defined) for the preceding Annual Earnout Period, determined through the end of such Annual Earnout Period, together with a certification by the Chief Financial Officer of Buyer Parent of the completeness and accuracy of such calculations in accordance with the terms of this Agreement. Beginning on the fourth anniversary of the Earnout Commencement Date, Buyer, in its absolute discretion, may exclude from such detailed reports and calculations any information reasonably deemed by it to be confidential to Buyer's Extended Care Operations. Seller Parent shall have the right to audit the records that support all such detailed reports and calculations by Buyer, in accordance with the provisions of subparagraph 2(f) hereof.

               (ii) Within fifteen (15) days after the end of each Annual Calculation Date and each calendar month after the first Annual Earnout Period (the "Monthly Reporting Date") until a date to be mutually agreed upon in good faith by Buyer and Seller Parent, Buyer shall provide Seller Parent with: (a) a detailed report of all collections received by Buyer during the preceding Annual Earnout Period (in the case of reports to be provided on an Annual Calculation
Date) or the last full calendar month preceding such Monthly Reporting Date (in the case of reports to be provided on a Monthly Reporting Date) with respect to Buyer's Extended Care Operations for each preceding Annual Earnout Period, designating the Annual Earnout Period to which such collections apply; and (b) a detailed report and calculation of the Net Cash Collected (as defined in subparagraph 2(d) hereof) for each preceding Annual Earnout Period. Seller Parent shall have the right to audit the records that support each detailed report and calculation of Net Cash Collected, in accordance with the provisions of subparagraph 2(f) hereof.

               (iii) On each Annual Calculation Date and Monthly Reporting Date, Buyer shall pay to Sellers the sum for all Annual Earnout Periods of Twenty Percent (20%) of the Net Cash Collected for each such Annual Earnout Period; provided, however, that such payments shall be reduced by the amounts of the Annual Earnout previously paid with respect to each Annual Earnout Period.

           (d) As used herein, the following terms have the following meanings:

               (i) "Buyer's Extended Care Operations" shall consist solely of the provision, after the First Closing Date, of behavioral healthcare, optometry, dentistry and podiatry services to residents of skilled and unskilled nursing homes and assisted living facilities in the Commonwealth of Pennsylvania and the State of Tennessee and the management of the provision of such services to residents of such facilities in the Commonwealth of Pennsylvania and the State of Tennessee after the First Closing Date, whether such operations are conducted directly by Buyer or indirectly through an affiliate of Buyer or a professional corporation managed by Buyer;

               (ii) "Expenses" shall mean only those costs and expenses directly attributable or allocable to the Buyer's Extended Care Operations as accrued and allocated in accordance with generally accepted accounting principles, consistently applied in accordance with Buyer's customary practice. (If a direct cost is incurred on behalf of both Buyer's Extended Care Operations and other operations of Buyer (the "Other Operations"), such direct cost shall be allocated to Expenses in proportion to the ratio of the consolidated net revenues of Buyer's Extended Care Operations for the applicable Annual Earnout Period (determined in accordance with generally accepted accounting principles) to the sum of (aa) such net revenues and (bb) the consolidated net revenues for such Annual Earnout Period of the Other Operations. Since Buyer's

Extended Care Operations may be conducted by Buyer, an affiliate of Buyer, or a professional corporation managed by Buyer or an affiliate of Buyer, Expenses shall be calculated on a consolidated basis. As used in this Agreement, an "affiliate" of Buyer shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by, controls, or is under common control with the Buyer.) Such direct costs and expenses shall include, without limitation, salaries, bonuses, costs of clinicians, benefits, all direct overhead costs incurred in connection with the Buyer's Extended Care Operations including billing and collection fees, audit fees (other than audit fees required because Buyer Parent is a public company), legal fees, insurance, taxes, license fees and all other costs incurred in connection with the Buyer's Extended Care Operations and directly attributable or allocable to the Buyer's Extended Care Operations, including the actual cost of services performed by Buyer Parent and Buyer's affiliates specifically for the Buyer's Extended Care Operations which otherwise would not have been incurred by Buyer Parent or Buyer's affiliate. The following costs shall not be considered direct expenses for the purposes of this subparagraph: bad debt allowances, depreciation, Buyer's corporate overhead expenses, including amortization (including amortization of goodwill), and interest related to the acquisition of the Assets; and

               (iii) "Net Cash Collected" shall mean, for each Annual Earnout Period preceding any Annual Calculation Date or

Monthly Reporting Date referred to above, the amount by which actual cash collections of Buyer, or professional corporations or other operations managed by Buyer or an affiliate of Buyer for healthcare services rendered, as of the end of the Annual Earnout Period or monthly period, as the case may be, immediately preceding such Annual Calculation Date or Monthly Reporting Date, as the case may be, as a result of Buyer's Extended Care Operations in such Annual Earnout Period exceeds the amount of Expenses for such Annual Earnout Period.

           (e) The purchase price, exclusive of the Earnout, shall be allocated as follows:

               (i) One Hundred Forty Thousand Dollars ($140,000) to PA Seller;

               (ii) Eighty Five Thousand Dollars ($85,000) to TN Seller; and

               (iii) the balance to Seller Parent.

      Payments, if any, under the Earnout are allocable in proportion to the above allocations of the purchase price among the three Sellers.

           The purchase price is further allocable as follows:

               (i) One Thousand Dollars ($1,000) to the purchase of the Assets that are tangible personal property;

               (ii) Fifty Thousand Dollars ($50,000) to the restrictive covenant set forth in paragraph 13; and

               (iii) the balance of the purchase price to the purchase of the Assets that are intangible.

           (f) Seller Parent may exercise its right to audit detailed reports and calculations pursuant to paragraphs 2(c)(i) and (ii) hereof (the "Buyer Calculations") only in accordance with the procedures set out in this paragraph. Seller Parent shall give written notice to Buyer within twenty (20) days after receipt of a detailed report and calculation of its election to exercise its right to audit the supporting records. If Seller Parent so elects, it shall retain an accounting firm at its expense to conduct such audit (which accounting firm may review records deemed by Buyer to be confidential to Buyer's Extended Care Operations only after agreeing in writing to maintain the confidentiality thereof and not to disclose same to any person, including without limitation, any Seller), or it may conduct such audit with representatives of Seller
Parent, provided that beginning on the fourth anniversary of the Earnout Commencement Date such representatives shall not be permitted to review those records deemed by Buyer to be confidential to Buyer's Extended Care Operations, and shall provide a copy of the determination of such accounting firm or such representatives (the "Seller Determination") to Buyer within thirty (30) days after delivery of its written notice of election to Buyer. Buyer and Buyer Parent shall provide such accounting firm or representatives with reasonable access and cooperation with regard to the files and materials relevant to such audit in order to facilitate and expedite such audit. Seller Parent shall take such measures to maintain the confidentiality of any information obtained in any audit as it takes to maintain the confidentiality of its own confidential information, and all such information will be destroyed or returned to Buyer promptly after the conclusion of the audit, or in the event of an arbitration, the issuance of an arbitration award. In the event there is a discrepancy between Buyer's detailed report and calculation and the Seller Determination, and the parties hereto do not reach an agreement on any adjustments to Buyer's detailed report and calculation within twenty (20) business days following Buyer's receipt of a copy of the Seller Determination, then the matter shall be submitted to binding arbitration in Washington, D.C., before a single arbitrator who is a Certified Public Accountant, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). If the parties fail to agree on the selection of an arbitrator within ten (10) business days after the expiration of the above-described twenty (20) business day period, then the AAA shall promptly make the selection, which decision shall be binding upon the parties. The disputed issues shall be submitted to the arbitrator within five (5) business days after selection of the arbitrator and each issue shall be decided by the arbitrator within thirty (30) days. The arbitrator must decide each disputed issue on the basis of either the Buyer Calculations or the Seller Determination. The fees and expenses of the AAA and the arbitrator shall be paid by the parties hereto in proportion to the dollar amount of the disputed issues decided against each party. Judgment may be entered on any decision rendered by the arbitrator, including the fees and expenses of the arbitrator. Notwithstanding the foregoing, in the event of arbitration, the parties and the arbitrators shall have access to confidential business information of the other parties, subject to the execution of appropriate confidentiality agreements.

      3. REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers jointly and severally represent and warrant, effective as of March 26, 1997, upon which representations and warranties Buyer relies, and which representations and warranties shall survive Closing for the period set forth in paragraph 14 hereinafter, as follows:

         (a) Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own the Assets and carry on the Business as it is now being conducted and to enter into this Agreement and to consummate the transactions contemplated hereunder. The Articles or Certificates of Incorporation and all amendments thereto to date of Sellers and their Bylaws as amended to date, all of which have been delivered to Buyer for review prior to execution of this Agreement, are complete and correct to the date of this Agreement. Sellers are not in violation of any of the provisions of their Articles or Certificates of Incorporation, as amended, nor of their Bylaws as amended.

         (b) Sellers have delivered to Buyer (i) unaudited profit and loss statements for each of PA Seller and TN Seller and (ii) an unaudited cost report for the Memphis Billing Office, in each case for the twelve month period ending December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Sellers, have been prepared on an accrual basis, consistently applied, and fairly present in all material respects the financial position and the results of the operations of the Business, PA Seller and TN Seller as of the dates and for the periods indicated.

           (c) Since December 31, 1996, except as described on Exhibit 3(c) attached hereto and made a part hereof, to the Knowledge of Sellers, there has not been (i) any material change, or any material development, or the incurring of any material liability which has affected or could affect adversely, in any material respect, the Assets or the Business or the operations, earnings, liabilities or financial condition of the Business, other than changes in the ordinary course of business or economic, regulatory or other changes affecting businesses generally or the industry of the Sellers as a whole, which, in the aggregate, have not had a Material Adverse Effect; (ii) any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the Business; (iii) any transfer of or grant of any rights to the Software; or
(iv) any material modification, change or termination of any existing material license, lease, contract or other document referred to in this Agreement or any of the Exhibits hereto, or failure to renew or extend the Lease or any Facility Contract or other material contract or license constituting a part of the Assets, except in the ordinary course of business.

           (d) Except as set forth in Exhibit 3(d), Sellers own and have good and transferable title to all the Assets, other than, with respect the Lease and other contractual rights, subject to the consent of the other contracting party or parties before a transfer of such rights may occur. Except as set forth on
Exhibit 3(d) attached hereto, the Assets are not subject to any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, claim, option, restriction or limitation on their transferability, or adverse interest (collectively, "Encumbrances"), except for Assets subject to capital leases and except for minor imperfections of title and Encumbrances, if any, which individually and in the aggregate are not substantial in character, amount, or extent, do not detract from the value of the properties subject thereto, or interfere with the use of the properties for the purposes for which they are presently used, or otherwise impair the Business in any material respect, and, in any event, have arisen only in the ordinary course of the Business. None of the Assets is subject to any commitment or other arrangement for their sale or use by any affiliate of Sellers or by any third party.

           (e) Copies of all Facility Contracts, the Lease, and all other contracts and agreements, if any, constituting part of the Assets have been delivered to Buyer (or copies of the form of agreement have been delivered to Buyer and access to the original, individual contracts has been granted to Buyer) and are true and complete, with only such additions and deletions between the date of execution of this Agreement and the Final Closing Date as shall be approved in writing by Buyer in its sole discretion, except where Sellers have received notice of termination of any such contracts or agreements. Sellers have not received notice of default under any of the aforesaid which could have a Material Adverse Effect. All of the aforesaid are valid and binding upon Sellers. To the Knowledge of Sellers, each Seller and each other party thereto have substantially complied in all respects with all of the provisions of all such contracts and agreements and of all other leases, contracts, agreements, franchises or commitments with respect to the Business to which it is a party (except where such failures to comply, in the aggregate, could not have a Material Adverse Effect), and is not in breach, violation or default under any of them (except where such breaches, violations or defaults, in the aggregate, could not have a Material Adverse Effect), and no event has occurred, which constitutes, or with the lapse of time or the giving of notice, or both, would constitute such a breach, violation or default (except where such breaches, violations or defaults, in the aggregate, could not have a Material Adverse Effect), which would permit the other party to terminate, recover damages or otherwise avail itself of a legal or equitable remedy, except as described on
Exhibit 3(e) attached hereto and made a part hereof.

           (f) Except for those matters disclosed on Exhibit 3(f) attached hereto and made part hereof, there is no action, suit, litigation, claim, administrative, state, federal or local, or governmental or quasi-governmental investigation or proceeding pending or, to the Knowledge of Sellers, threatened or communicated, against or relating to the Business or the Assets, nor, to the Knowledge of Sellers, do any facts exist that might reasonably provide the basis for any of the same except with regard to billing matters in the ordinary course of business or where such action, suit, litigation, claim, investigation or proceeding could not have a Material Adverse Effect. No Seller is subject to any order, judgment, decree or obligation which could limit in any material respect its ability to operate the Business in the ordinary course or enter into this Agreement and consummate the transactions contemplated hereby. Without restricting the generality of the foregoing, Sellers have not received any notice of any pending or threatened claim, investigation, or inquiry by any governmental or quasi-governmental authority asserting that Sellers have at any time engaged in any unlawful activity in connection with the Business or the Assets, including, without limitation, any investigation, inquiry or review not in the ordinary course of business of billing for services rendered by the Business or any pending or threatened claim for disallowance or demand for refund not in the ordinary course of business with respect to such billing that, taken in the aggregate, could have a Material Adverse Effect.

           (g) Except as set forth in Exhibit 3(g) attached hereto and made a part hereof, Sellers have the full, absolute and unrestricted right, power, legal capacity and authority to enter into this Agreement; and the Agreement and the transactions contemplated herein will not constitute a violation or breach of, or be in conflict with, or constitute a default under the terms of, or give rise to a right of termination of, or accelerate the performance required by, or require the consent not heretofore obtained of any person under, any contract (other than the Facility Contracts), agreement, equipment lease or other instrument to which Sellers are subject, or party, or bound, or by which any of the Assets, or the relationships of Sellers with the customers of the Business, or the Business generally, may be affected (except where such violation, breach, conflict, default, termination, acceleration of performance or failure to obtain consent could not have a Material Adverse Effect), or violate any statute, law, regulation, rule, court or administrative judgment, order or decree which is applicable to Sellers (in the conduct of the Business) or the Business or the Assets, or to which Sellers (in the conduct of the Business) are subject or by which Sellers (in the conduct of the Business) are bound, or Sellers' Articles or Certificates of Incorporation, or Bylaws (except where such violation could not have a Material Adverse Effect and except for denials of billings in the ordinary course of business). All corporate actions of Sellers necessary to authorize Sellers to execute, deliver and consummate this Agreement have been duly and validly authorized and taken, and no further actions or authorizations are required. This Agreement constitutes the valid, legally binding obligation of Sellers and is enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (h) To the Knowledge of Sellers, all of the Assets (whether owned or leased) which are material to the conduct of the Business, are currently as a whole in normal operating condition and repair (if the Assets are tangible personal property), except for ordinary wear and tear that does not materially affect the use or operation thereof, and are owned, maintained and used in conformity with all applicable federal, state and local laws, regulations and ordinances (including but not limited to zoning, environmental, occupational safety and health laws and regulations) except where the absence of such conformity could not constitute a Material Adverse Effect.

           (i) (i) To the Knowledge of Sellers, the permits, licenses, provider agreements, provider numbers, and governmental authorizations described in
Exhibit 3(i)(i)-1 attached hereto and made part hereof (collectively, "Licenses") are all of the Licenses required for and utilized in ownership and operation of the Business as it is currently being conducted. Except as set forth in Exhibit 3(i)(i)-2 attached hereto and made part hereof and except for consents to assignment of the Facility Contracts, no consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority, or any third party is required in connection with the execution and delivery of this Agreement or any instrument contemplated hereby or the consummation of the transactions contemplated hereby (except where failure to obtain such consent, waiver, approval, license or authorization or make such designation, declaration or filing could not have a Material Adverse Effect); and except as set forth in
Exhibit 3(i)(i) and except for billing matters in the ordinary course of business, Sellers have complied with, and are currently in compliance with, all statutes, laws, ordinances, rules, regulations, judgments, decrees and orders, of any court or governmental or quasi-governmental authority, to which the Business or Sellers in connection with the Business are subject or by which any Seller is bound and non-compliance with which could result in a Material Adverse Effect.

                (ii) No Seller has executed any contracts or agreements with any governmental authority or person providing that Sellers provide a certain amount of welfare, free care or discounted or government assisted patient care.

           (j) Except as described on Exhibit 3(j) attached hereto and made part hereof:

                (i) No employees of the Business are represented by any labor organization and, as of the date hereof, no labor organization or group of employees of the Business has made a demand to any Seller for recognition or has filed a petition seeking a representation proceeding or given any Seller notice of any intention to hold an election of a collective bargaining representative in connection with the employees of the Business. There is no strike, work stoppage, or labor disturbance pending or, to the Knowledge of Sellers, threatened which involves any employee of the Business; and

                (ii) There are no unfair employment or labor practice charges or employment-related litigation or administrative proceedings which are presently pending against any Seller in relation to any employee of the Business.

             Exhibit 3(j) includes true and complete lists setting forth:

                (i) the title or position, the rate of salary, the number of standard hours billed during the period of November and December 1996, and the anniversary date of employment of each employee whose salary is charged, in whole or in part, to the Business or who works more than 10 hours per week in the Business; and

                (ii) all material employee benefits received by or available to employees of the Business.

           (k) Except as set forth in Exhibits 1(a)(v)-1 and 2 and 3(k), the Software (as defined in subparagraph 1(a)(v) hereof) is not subject to any license, lien, claim, security interest, charge or encumbrance whatsoever, and no licenses for the use of any of such Software have been granted by Sellers to any third parties except as set forth on Exhibit 3(k). To the Knowledge of Sellers the Software does not infringe upon, and has not in the past infringed upon, the rights of any other person, firm or corporation. Except as disclosed on
Exhibit 3(k), no Seller is a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any Software or applications in respect thereof.

           (1) To the Knowledge of Sellers, no Seller, nor any officer, director, employee or agent of any Seller has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to induce or encourage, or which resulted in or may have resulted in or had the effect of inducing, obtaining, encouraging or continuing the referral of persons or entities as customers, or inducing, obtaining, encouraging or extending any contractual relationship, written or oral, in violation of any law; nor, to the Knowledge of Sellers, has any Seller or any officer, director, employee, member or agent of any Seller (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for, or offered, either directly or indirectly through agents, brokers, distributors, dealers or other intermediaries, or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose, or (iii) made any payments directly or indirectly through agents, brokers, distributors, dealers or other intermediaries, other than in the country in which such agent, distributor, broker, dealer or intermediary resides.

           (m) To the Knowledge of Sellers, there are no toxic wastes or other toxic or hazardous substances being stored or otherwise held by any Seller on, under or about any of the real property subject to the Lease (the "Leased Real Property"). The activities of Sellers on the Leased Real Property have been conducted in compliance with all federal, state and local environmental protection, occupational health and safety, and similar laws, ordinances, restrictions, licenses and regulations, except where failure to comply could not have a Material Adverse Effect.

           (n) Except as may have been published and communicated to all providers and which publications and communications constitute part of the public record, no third party payor or intermediary has attempted since January 1, 1996, to impose any reduction in reimbursement levels, nor has any Seller been notified of or otherwise gained knowledge of any such attempted reduction upon such Seller, or of any disallowance or demand for refund not in the ordinary course of business by a third party payor or patient with respect to a billing for services rendered by the Business, which could, in the aggregate, have a Material Adverse Effect, except as set forth on Exhibit 3(n) attached hereto and made part hereof.

           (o) (i) Seller Parent hereby represents that it is acquiring the Common Stock pursuant to subparagraph 2(a)(iii) hereof for its own account with the present intention of holding such securities for purposes of investment, and that it has no intention of selling such securities in a public distribution in violation of the federal securities or any applicable state securities laws; provided that nothing herein shall prevent any Seller or subsequent holder of the Common Stock from transferring such securities in compliance with (A) an effective registration statement under the Securities Act of 1933, as amended, or any similar federal law then in force (the "Securities Act"), (B) Rule 144 or Rule 144A of the Securities and Exchange Commission (or any similar rule or rules then in force) if such rule is available and (C) subject to the conditions specified in subparagraph 29 hereof, any other legally available means of transfer.

                (ii) Each Seller acknowledges that the Common Stock is being issued and sold hereunder pursuant to exemptions from registration provided in the Securities Act and under applicable state securities laws and, therefore, cannot be sold by Seller Parent unless subsequently registered under the Securities Act or applicable state securities laws or an exemption from such registrations is available. Accordingly, Seller Parent represents and warrants that it is able to bear the economic risk of any investment in the Common Stock for an indefinite period of time.

                (iii) Each Seller represents that it has had the opportunity to ask questions and receive answers concerning the Common Stock and to obtain whatever information concerning the Company as has been requested by such Seller in order to make its investment decision. Each Seller is aware that the common stock of Buyer Parent is registered as a class of securities under the Securities Exchange Act of 1934 and that filings available at the Securities and Exchange Commission contain information material to the value of the Common Stock. Without restricting the generality of the foregoing, each Seller acknowledges receipt of a copy of the audited financial statements of Buyer Parent for the fiscal year ended September 30, 1996, as filed with the Securities and Exchange Commission on January 9, 1996.

      4. REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer and Buyer Parent, jointly and severally, represent and warrant to Sellers, effective as of March 26, 1997, upon which representations and warranties Sellers rely, and which representations and warranties shall survive Closing for the period set forth in paragraph 14 hereinafter, as follows:

           (a) Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full, absolute and unrestricted right, power, legal capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

           (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder have been duly authorized and no further actions or authorizations are required; and this Agreement has been duly executed and delivered by each of Buyer and Buyer Parent and constitutes the valid, legally binding obligation of each of Buyer and Buyer Parent in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           (c) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not:

                (i) Result in any breach of, or constitute a default under, the Certificate of Incorporation or Bylaws of Buyer or Buyer Parent; or

                (ii) Violate any existing statute, law, regulation, rule, court or administrative judgment, order, writ, injunction or decree or obligation applicable to Buyer or Buyer Parent or to which either of them is subject or by which either of them is bound; or

                (iii) Constitute a violation or breach of, or be in conflict with, or constitute a default under the terms of, or give rise to a right of termination of, or accelerate the performance required by, or require the consent not heretofore obtained of any person under, any material contract, agreement, equipment lease, obligation or other instrument to which either Buyer or Buyer Parent is subject, or party, or bound, or by which any of the relationships of Buyer with the customers of Buyer's Extended Care Operations, or Buyer's Extended Care Operations generally, may be affected (except where such violation, breach, conflict, default, termination, acceleration of performance or failure to obtain consent could not have a Material Adverse Effect).

           (d) Except for those matters disclosed on Exhibit 4(d) attached hereto and made part hereof, there is no action, suit, litigation, claim, administrative, state, federal or local, or governmental or quasi-governmental investigation or proceeding pending or, to the knowledge of Buyer or Buyer Parent, threatened or contemplated, against or relating to Buyer's Extended Care Operations, nor to the knowledge of Buyer or Buyer Parent, do any facts exist that might reasonably provide the basis for any of the same.

           (e) Neither Buyer nor Buyer Parent, nor any officer, director, employee or agent of Buyer or Buyer Parent has at any time made gifts, gratuities, or payments in any other form, whether in cash, goods or services, to any persons or entities whatsoever, in payment for, or intended to induce or encourage, or which resulted in or may have resulted in or had the effect of inducing, obtaining, encouraging or continuing the referral of persons or entities as customers, or inducing, obtaining, encouraging or extending any contractual relationship, written or oral, in violation of any law; nor has Buyer or Buyer Parent or any officer, director, employee, member or agent of Buyer or Buyer Parent (i) entered into any arrangement, written or oral, under or pursuant to which bribes, kickbacks, rebates, payoffs or other forms of illegal or improper payments or remuneration have been or will be made, provided for, or offered, either directly or indirectly through agents, brokers, distributors, dealers or other intermediaries, or (ii) made any illegal or improper contribution of monies, services or property to any political party, candidate or elected official for any purpose, or (iii) made any payments directly or indirectly through agents, brokers, distributors, dealers or other intermediaries, other than in the country in which such agent, distributor, broker, dealer or intermediary resides.

           (f) Buyer is not subject to any order, judgment, decree or obligation which could limit in any material respect its ability to operate the Business in the ordinary course. Without restricting the generality of the foregoing, Buyer has not received any notice of any pending or threatened claim, investigation, or inquiry by any governmental or quasi-governmental authority asserting that Buyer has at any time engaged in any unlawful activity in connection with Buyer's Extended Care Operations, including, without limitation, any investigation, inquiry or review not in the ordinary course of business of billing for services rendered by Buyer's Extended Care Operations or any pending or threatened claim for disallowance or demand for refund not in the ordinary course of business with respect to such billing that, taken in the aggregate, could have a Material Adverse Effect.

           (g) Since September 30, 1996, except as described on Exhibit 4 (g) attached hereto and made a part hereof, to the knowledge of Buyer and Buyer Parent, there has not been (i) any material change, or any material development, or the incurring of any material liability which has affected or could affect adversely, in any material respect, the assets or the business or the operations, earnings, liabilities or financial condition of the business of Buyer, other than changes in the ordinary course of business or economic, regulatory or other changes affecting businesses generally or the industry of Buyer as a whole, which, in the aggregate, have not had a Material Adverse Effect.

           (h) Except as may have been published or communicated to all providers and which publishing and communication constitute part of the public record, no third party payor or intermediary has attempted since January 1, 1996, to impose any reduction in reimbursement levels, nor has either Buyer or Buyer Parent been notified of or otherwise gained knowledge of any such attempted reduction upon Buyer or Buyer Parent, or of any disallowance or demand for refund not in the ordinary course of business by a third party payor or patient with respect to a billing for services rendered by Buyer's Extended Care Operations, which could, in the aggregate, have a Material Adverse Effect, except as set forth on Exhibit 4(h) attached hereto and made part hereof.

      5.   COVENANTS OF SELLERS

           From the date hereof to the Final Closing Date, Sellers jointly and severally agree:

           (a) To maintain each Seller as a corporation in good standing under the laws of its state of organization, and under the laws of each other state in which it is qualified to do business.

           (b) To take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable, so as to permit the consummation of the transactions contemplated hereby at the earliest possible date, and to cooperate fully with the other parties hereto to that end.

           (c) Unless approved in advance by Buyer, not to issue any press release or written statement for general or public circulation relating to the transactions contemplated hereby, except as required by law in the reasonable opinion of Sellers' counsel. Sellers shall use good faith efforts to obtain Buyer's approval of the text of any public report, statement or release to be made on behalf of Sellers.

           (d) In cooperation with Buyer as required, to commence all reasonable action required hereunder (i) to obtain all applicable permits, licenses, certificates and other governmental authorizations or approvals necessary for Buyer to carry on the Business, and (ii) to obtain all applicable consents, approvals and agreements of, and to give all notices to and make all filings with, any third parties as may be necessary to consummate the transactions contemplated hereby at the earliest practical date. Notwithstanding the foregoing, the failure to obtain a consent under any Facility Contract shall not constitute a breach under this Agreement.

           (e) Not to terminate, assign, or encumber any of the Facility Contracts.

      6.  COVENANTS OF BUYER

           From the date hereof to the Final Closing Date, Buyer agrees:

           (a) To maintain Buyer as a corporation in good standing under the laws of its state of organization, and under the laws of each other state in which it is qualified to do business.

           (b) To take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable, so as to permit the consummation of the transactions contemplated hereby at the earliest practical date, and to cooperate fully with the other party hereto to that end.

           (c) Unless approved in advance by Seller Parent, not to issue any press release or written statement for general or public circulation relating to the transactions contemplated hereby, except as required by law in the reasonable opinion of Buyer's counsel. Buyer agrees to use good faith efforts to obtain Seller Parent's approval of the text of any public report, statement or release to be made on behalf of Buyer.

           (d) In cooperation with Sellers as required, to commence all reasonable action required hereunder (i) to obtain all applicable permits, licenses, certificates and other governmental authorizations or approvals necessary for Buyer to carry on the Business, and (ii) to obtain all applicable consents, approvals and agreements of, and to give all notices and make all filings with, any third parties as may be necessary to consummate the transactions contemplated hereby at the earliest practical date.

Without restricting the generality of the foregoing, Buyer shall make best reasonable efforts to obtain at the earliest practical date all necessary Medicare and Medicaid group practice provider numbers necessary to permit Buyer or any professional corporation managed by Buyer to bill the Medicare and Medicaid programs for services rendered by Buyer and Buyer shall, at the earliest practical date, link all provider numbers and group numbers and shall stop billing under provider numbers of Sellers or any professional corporation managed by Sellers. Buyer shall promptly notify Sellers of its receipt of any or all such provider numbers.

      7.   CONDITIONS TO OBLIGATIONS OF BUYER

           Buyer's obligations hereunder with respect to the First Closing are subject to the fulfillment, on or prior to March 26, 1997, of each of the following conditions, performance of any or all of which may be waived in writing by Buyer; together with the delivery by Sellers of the documents required to be delivered by them pursuant to the provisions of paragraph 10 hereinafter:

           (a) The Board of Directors of and shareholder of Buyer and the Board of Directors of Buyer Parent shall have ratified and approved the execution and performance of this Agreement and the transactions contemplated hereby.

           (b) The Representations and Warranties of Sellers contained in this Agreement shall be true and correct in all material respects as of March 26, 1997, as though the Representations and Warranties of Sellers were made at such time. As of March 26, 1997, Sellers shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to or at the First Closing. Each Seller shall have delivered a Good Standing Certificate issued by the appropriate department of its state of incorporation, dated as of a day proximately before or as of March 26, 1997, as well as a Certificate of its authorized officer certifying to the truth of such representations and warranties and such performance and compliance.

           (c) There shall not have been any damage, destruction or loss materially and adversely affecting the Assets or any material adverse change in the Business or its financial condition, or its value as a going business.

           (d) No suit, action or other legal or administrative proceeding shall have been instituted or threatened, or claim or demand made against Buyer or Sellers before any court or other governmental body, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, or which questions their validity or legality, or which might materially and adversely affect the Business.

           (e) All proceedings to be taken and all documents to be executed and delivered by Sellers in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

           (f) The Board of Directors of each of TN Seller and PA

Seller and the Board of Directors of Seller Parent shall have ratified and approved the execution and performance of this Agreement, and each Seller shall have delivered to Buyer a true and correct copy of such resolutions, certified by such Seller's Secretary or Assistant Secretary.

           (g) Intentionally omitted.

           (h) The landlord shall have consented to assignment of the Lease to Buyer.

           (i) Apogee, Inc., shall have entered into a Restrictive Covenant Regarding Professional Corporations in the form attached as Exhibit 7(i).

           (j) Dr. Gilbert M. Katz ("Katz") shall have entered into an employment agreement and restrictive covenant in the form attached as Exhibit 7(j).

           (k) Sellers shall have entered into an Interim Management Agreement in the form attached as Exhibit 7(k) (the "Interim Management Agreement").

           (1) Sellers shall have entered into a Shared Services Agreement in the form attached as Exhibit 7(l) (the "Shared Services Agreement").

           (m) Sellers and Buyer shall have entered into an Agreement Relating to AHS Administrative Services Contract and Option Agreement, in the form attached as Exhibit 7(m) (the "AHS Agreement").

           (n) Sellers, Katz, and Buyer shall have entered into an agreement in the form attached hereto as Exhibit 7(n) (the "CSPC

Agreement").

      8.   CONDITIONS TO OBLIGATIONS OF SELLERS

           The obligations of Sellers hereunder with respect to the First Closing are subject to the fulfillment, on or prior to March 26, 1997, of each of the following conditions, performance of any or all of which may be waived in writing by Sellers; together with the delivery by Buyer of the documents required to be delivered by it pursuant to the provisions of paragraph 10 hereinafter:

           (a) The representations, warranties and covenants of Buyer and Buyer Parent contained in this Agreement shall be true and correct in all material respects as of March 26, 1997, as though such representations, warranties and covenants were made at such time. As of March 26, 1997, Buyer and Buyer Parent shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer and Buyer Parent prior to or at the First Closing. Buyer and Buyer Parent shall have delivered a Good Standing Certificate issued by the appropriate department of its state of incorporation, dated as of a day proximately before Closing or as of March 26, 1997, as well as a certificate of its authorized officer certifying to the truth of such representations and warranties and such performance and compliance.

           (b) No suit, action or other legal or administrative proceeding shall have been instituted or threatened, or claim or demand made against Buyer or Sellers before any court or other governmental body, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, or which questions their validity or legality.

           (c) All proceedings to be taken and all documents to be executed and delivered by Buyer in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory as to form and substance to Sellers and their counsel.

           (d) The Board of Directors of and shareholder of Buyer and the Board of Directors of Buyer Parent shall have ratified and approved the execution and performance of this Agreement, and Buyer and Buyer Parent each shall have delivered to Sellers a true and correct copy of such resolutions, certified by its Secretary or Assistant Secretary.

           (e) The landlord shall have consented to assignment of the Lease to Buyer.

           (f) Buyer Parent shall have entered into a Registration Agreement with respect to the Common Stock in the form attached as Exhibit 8(f), which form shall be satisfactory to Buyer Parent.

           (g) Buyer shall have entered into the Interim Management Agreement.

           (h) Buyer shall have entered into the Shared Services Agreement.

           (i) Buyer shall have obtained from Katz a Termination and Release releasing Sellers, in the form satisfactory to Sellers.

           (j) Buyer Parent shall have executed the Guaranty in the form attached hereto as Exhibit 8(j).

           (k) Sellers and Buyer shall have entered into the AHS Agreement.

           (1) Sellers, Katz, and Buyer shall have entered into the CSPC Agreement.

      9.   PROVISIONS FOR INDEMNIFICATION

           (a) Sellers hereby jointly and severally agree to indemnify Buyer and Buyer Parent save and hold Buyer and Buyer Parent harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, setoffs, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in defense and/or settlement of any of the foregoing (collectively, "Buyer's Damages"), suffered, sustained, incurred or required to be paid by Buyer or Buyer Parent by reason of, or in connection with, or arising out of:

                (i) Any breach of any warranty, representation or covenant made by Sellers in this Agreement or any Exhibit hereto;

                (ii) Any loss or damage resulting to Buyer or Buyer Parent by reason of any claim against, or any debt, liability or obligation of, any Seller, except for liabilities or obligations of Sellers expressly assumed by Buyer pursuant to the provisions of subparagraph 1(c) of this Agreement or the provisions of the Interim Management Agreement, the AHS Agreement, the CSPC Agreement, or the Shared Services Agreement;

                (iii) Any Taxes for any taxable period of Sellers, except as otherwise agreed in the Interim Management Agreement, the AHS Agreement, the CSPC Agreement, or the Shared Services Agreement to be the obligation of Buyer or Buyer Parent.

                (iv) Except for the Assumed Liabilities, and liabilities assumed by Buyer or Buyer Parent under the Interim Management Agreement, the AHS Agreement, the CSPC Agreement or the Shared Services Agreement, all material liabilities, and obligations, fixed or contingent, known or unknown, actual or alleged, asserted against, imposed upon or incurred by Buyer or Buyer Parent as a result of or in connection with any act, failure to act, misconduct, unlawful act, dereliction of duty or negligence on the part of Sellers occurring prior to the First Closing and not disclosed herein; and

                (v) All other liabilities and obligations arising out of the Sellers' operations or management of the Business before the First Closing.

           Without restricting the generality of the foregoing, Sellers hereby jointly and severally agree to indemnify Buyer and Buyer Parent and save and hold them harmless from, against, for and in respect of any and all Buyers' Damages arising if any disallowance or demand for refund by a third party payor or patient with respect to a billing for services rendered prior to the First Closing results in a setoff by such payor or patient against a billing for services rendered by Buyer or an operation managed by Buyer after the First Closing which the Buyer reasonably expected to collect.

           (b) Buyer and Buyer Parent hereby agree to indemnify Sellers and save and hold Sellers harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses incident to any suit, action, investigation, claim or proceeding, including, without limitation, interest, penalties, reasonable attorneys' fees and reasonable amounts paid in defense and/or settlement of any of the foregoing (collectively, "Sellers' Damages") suffered, sustained, incurred or required to be paid by Sellers by reason of, or in connection with, or arising out of:

                (i) Any breach of any warranty, representation or covenant made by Buyer in this Agreement or any Exhibit hereto;

                (ii) Any loss or damages resulting to Sellers with respect to the liabilities and obligations of Sellers expressly assumed by Buyer pursuant to the provisions of subparagraph 1(c) of this Agreement;

                (iii) All liabilities and obligations, fixed or contingent, known or unknown, actual or alleged, asserted against, imposed upon or incurred by Sellers as a result of or in connection with any act, failure to act, misconduct, unlawful act, dereliction of duty or negligence on the part of Buyer or Buyer Parent; and

                (iv) All other liabilities and obligations arising out of the Buyer's or Buyer's affiliates' operation or management of the Business or use by Buyer or Buyer's affiliates of the provider numbers of Seller or professional corporations managed by Sellers.

           (c) Any party claiming a right to indemnification under the provisions of this paragraph 9 (hereinafter, the "Indemnitee") shall give written notice as promptly as practicable (and in any event, within five (5) days after receipt of notice or service of any citation, Summons, Complaint or lawsuit) to the other parties of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which, in the opinion of the claiming party, is likely to give rise to an indemnification claim. Notwithstanding the foregoing, the failure to give timely notice shall not affect rights to indemnification hereunder, except to the extent that the party or parties against whom such indemnity is sought to be recovered (hereinafter, the "Indemnitor") shall demonstrate damage caused by such failure. Indemnitor shall have the right to undertake the defense of any such matter at Indemnitor's sole cost and expense, and through legal counsel reasonably acceptable to Indemnitee, provided that Indemnitor proceeds in good faith, expeditiously and diligently. No final determination shall be made pursuant to subparagraph 9(d) below while such defense is still being made until the earlier of (x) the resolution of such claim by Indemnitor with the claimant by a final determination thereof as set forth below, or (y) the termination of the defense by Indemnitor against such claim or the failure of Indemnitor to prosecute such defense in good faith and in an expeditious and diligent manner. Indemnitee, at its option and at its sole cost and expense, shall have the right to participate in any defense undertaken by Indemnitor, with legal counsel of its own selection. No settlement or compromise may be made by Indemnitor without the prior written consent of Indemnitee unless (x) prior to such settlement or compromise Indemnitor acknowledges in writing Indemnitor's obligation to pay in full the amount of the settlement or compromise and all associated expenses; (y) Indemnitee is furnished with security reasonably satisfactory to Indemnitee that Indemnitor will in fact pay such amount and expenses; and (z) if any part of the settlement or compromise establishes an obligation other than payment and the making of customary releases and filings, the Indemnitee is not required to fulfill any such obligation. If the Indemnitor elects not to undertake the defense of a matter, or if the Indemnitee must retain counsel due to a conflict of interest between the Indemnitor and the Indemnitee, Indemnitor will be responsible for all reasonable defense costs of the Indemnitee (which shall include only one counsel) and such costs will be reimbursed by the Indemnitor on a monthly basis as they are incurred.

           (d) Indemnitor shall pay to Indemnitee the amount of claims for indemnification for which there has been a final determination within five (5) days after the establishment thereof (the "Due Date") in cash or by certified check. Any amounts not paid by Indemnitor on or before the Due Date shall bear interest from the Due Date thereof until the date paid at a rate equal to the prime rate of interest as published in The Wall Street Journal under "Money Rates" from time to time or, if such a rate is no longer published by The Wall Street Journal, the rate most comparable to the prime rate.

           (e) The indemnifications provided in this paragraph 9 shall survive Closing, provided however that no claim for indemnification may be made unless notice thereof is given, in such specificity as is reasonable given the information then available, pursuant to paragraph 9(c), within one (1) year from the First Closing; provided, however, that upon such notice being timely given, costs or liabilities incurred or arising after such one year period with respect to such claim shall be covered as provided in this paragraph 9.

           (f) Notwithstanding anything to the contrary contained herein, no indemnity shall be payable by hereunder until the amount of all claims of the Indemnitee pursuant to this paragraph 9 shall exceed $15,000.00 in the aggregate and any indemnity payable hereunder shall be limited to the excess of the amount of all claims over $15,000.00.

           (g) The sole remedy for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant to be performed prior to the First Closing (it being understood and agreed that this limitation shall not apply to covenants or agreements to be performed subsequent to the First Closing) hereunder on the part of any party shall be governed by and limited to the provisions of this paragraph 9.

           (h) Damages payable to an Indemnitee shall be reduced by (i) any Tax Benefit (as hereinafter defined) actually received by the Indemnitee on account of such indemnification and (ii) any insurance proceeds actually received by the Indemnitee on account of such indemnification at the time the indemnification payment occurs, it being understood that in no event shall any indemnification payment be delayed in anticipation of the receipt of any Tax Benefit or insurance proceeds. If the Indemnitee receives a Tax Benefit after an indemnification payment is made, Indemnitee shall pay to the Indemnitor the aggregate amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is received. If, upon audit by the relevant tax authority, part or all of such Tax Benefit shall be disallowed, the Indemnitor, upon written notice to that effect from the Indemnitee, shall promptly reimburse the Indemnitee for the full amount so disallowed up to the amount of the Tax Benefit credited to the Indemnitor. For purposes hereof, "Tax Benefit" shall mean any refund of tax or reduction in the amount of taxes which would otherwise be payable. The parties hereto shall seek full recovery under all insurance policies covering any indemnification payment in the ordinary course of business to the same extent as they would if such claim were not subject to an indemnification payment hereunder. In the event that an insurance recovery is made by the Indemnitee, with respect to any indemnification payment for which an indemnification claim has been made, the Indemnitor shall pay to the Indemnitee the amount of the insurance recovery, but not more than the amount of such indemnification payment.

                (i) Sellers shall not be obligated to indemnify Buyer and Buyer Parent for the Buyer's Damages in excess of an aggregate of $500,000 (the "Cap"), and the obligations of Sellers for indemnification hereunder shall terminate when the Cap has been paid; provided, however, that the Cap shall not apply to that portion of the Buyer's Damages which are finally determined to be owed to Buyer or Buyer Parent which consist of the actual amounts of any disallowance or demand for refund by a third party payor or patient with respect to a billing for services rendered by Sellers or a professional corporation managed by Sellers prior to the First Closing that results in a set-off by such payor or patient against a billing for services rendered by Buyer, or by a professional corporation or other operation managed by Buyer, after the First Closing which Buyer reasonably expected to collect.

           (j) In the event that the Medicare intermediary in either Tennessee or Pennsylvania shall set-off against a billing for services rendered by Buyer or by a professional corporation or other operation managed by Buyer, after the First Closing, which Buyer reasonably expected to collect, a billing for services rendered by Sellers or a professional corporation managed by Sellers prior to the First Closing, Seller Parent shall, at the election of Buyer, loan to Buyer up to $250,000 (but in any event not in excess of (i) the amount of any such set-off against billings reasonably expected to be collected or (ii) $100,000 plus a sum equal to the amount of accounts receivable outstanding on the date of the First Closing that Sellers shall have collected after the First Closing, up to a maximum of $150,000 of such accounts receivable in accordance with the terms of the promissory note in the form of
Exhibit 9(j)-l. The obligations of Buyer under such promissory note shall be guaranteed by Buyer's Parent by guaranty in the form of Exhibit 9(j)-2 and secured by a security interest in certain accounts receivable of Buyer pursuant to a security agreement in the form of Exhibit 9(j)-3.

           (k) A final determination of a claim shall be (i) a judgment of any court determining the validity of a disputed claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed, (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within which to move to set such award aside has elapsed, (iii) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys and the Indemnitor, (iv) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (v) such other evidence of final determination of a claim as shall be acceptable to the parties.

      10.  CLOSING

           The First Closing shall take place on March 31, 1997, according to such modalities as shall be agreed upon in writing by Counsel for Sellers and Buyer (the "First Closing Date"), said time being of the essence. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered, until all have been taken, executed and delivered. At the First Closing:

           (a) Sellers shall deliver to Buyer:

                (i) Bill(s) of Sale and Assignment, substantially in the form attached hereto as Exhibit 10(a)(i), transferring to Buyer all of the Assets except the Facility Contracts in accordance with the terms hereof;

                (ii) an Assignment of the Lease from Seller Parent to Buyer, together with the written consent of the landlord to said assignment;

                (iii) the agreement and license described in subparagraph 1(b)(v), duly executed on behalf of Sellers and any other parties thereto other than Buyer;

                (iv) the Certificate of Good Standing of each Seller described in subparagraph 7(b);

                (v) the certificate of each Seller's authorized officer described in subparagraph 7(b);

                (vi) each Secretary's certification of corporate resolutions described in subparagraph 7(f);

                (vii) the Opinion of Counsel described in paragraph 11;

                (viii) the Interim Management Agreement duly executed on behalf of Sellers;

                (ix) the Shared Services Agreement duly executed on behalf of Sellers;

                (x) the AHS Agreement executed by Sellers; and

                (xi) the CSPC Agreement executed by Sellers.

           (b) Buyer shall deliver to Sellers;

                (i) One Hundred Thousand Dollars ($100,000.00) in immediately available funds;

                (ii) the Promissory Note to be issued to the Sellers pursuant to paragraph 2(a)(ii) hereof;

                (iii) certificate(s) representing Two Hundred Thousand shares of Common Stock of Buyer Parent owned by Buyer, registered in the name of Seller Parent, which certificate(s) shall bear the legend provided for in subparagraph 29(a) hereof;

                (iv) the certificate of Good Standing of Buyer described in subparagraph 8(a);

                (v) the certificate of the President of Buyer and Buyer Parent described in subparagraph 8(a);

                (vi) each Secretary's certification of corporate resolutions described in subparagraph 8(d);

                (vii) the Opinion of Counsel described in paragraph 12;

                (viii) the Registration Agreement described in subparagraph 8(f), duly executed by Buyer Parent;

                (ix) the Termination and Release of Katz, in form satisfactory to Sellers, as described in paragraph 9(i);

                (x) the AHS Agreement, executed by Buyer; and

                (xi) the CSPC Agreement, executed by Buyer and Katz.

           (c) The Final Closing, shall be effective five (5) business days after Buyer receives and concurrently notifies Sellers that Buyer has received the provider numbers described in paragraph 6(d) (but shall in no event be effective later than July 1, 1997). In the event that Buyer receives the necessary provider numbers applicable to the Tennessee Facility Contracts prior to receiving the necessary provider numbers applicable to the Pennsylvania Facility Contracts, or vice versa, Buyer shall notify Sellers and the Final Closing shall be effective in two or more stages, such that the Final Closing with respect to those Facility Contracts with respect to which the necessary provider numbers have been received shall take place, rather than delaying such closing until all necessary provider numbers have been received. At the Final Closing(s), Seller shall deliver to Buyer Bill(s) of Sale and Assignment substantially in the form attached hereto as Exhibit 10(c).

      11.      OPINION OF COUNSEL FOR SELLERS

     Sellers shall deliver to Buyer at the First Closing an opinion of their Counsel, in form and substance reasonably acceptable to Buyer and Buyer Parent's counsel, dated as of March 26, 1997, addressed to Buyer and Buyer Parent to the effect that:

                (a) Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the its state of incorporation, with full corporate power to carry on its business as it is being conducted.

                (b) The execution, delivery and performance of this

Agreement and all documents and agreements required to be executed by each Seller by this Agreement have been duly authorized and approved by all necessary corporate and other required action, and neither the execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement by any Seller require any further actions or authorizations except as expressly provided in this Agreement. This Agreement and all such documents and agreements delivered pursuant to this Agreement have been duly executed and delivered by each Seller, require no further actions or authorizations except as expressly provided in this Agreement, and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as the enforceability of all such documents and agreements may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      12.  OPINION OF COUNSEL FOR BUYER AND BUYER PARENT

           Buyer shall deliver to Sellers at the First Closing an opinion of Simon, Turnbull & Martin, Chartered, counsel for Buyer, in form and substance reasonably acceptable to Sellers' counsel, dated as of March 26, 1997, addressed to Sellers, to the effect that:

           (a) Each of Buyer and Buyer Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power to carry on its business as it is being conducted.

           (b) The execution, delivery and performance of this Agreement and all documents and agreements required to be executed by Buyer and/or Buyer Parent, as the case may be, by this Agreement have been duly authorized and approved by all necessary corporate and other required action, and neither the execution, delivery or performance of, or consummation of the transactions contemplated by, this Agreement by Buyer and Buyer Parent require any further actions or authorizations except as expressly provided in this Agreement. This Agreement and all such documents and agreements delivered pursuant to this Agreement have been duly executed and delivered by buyer and/or Buyer Parent, as the case may be, require no further actions or authorizations except as expressly provided in this Agreement, and constitute their respective legal, valid and binding obligations, enforceable in accordance with their respective terms, except as the enforceability of all such documents and agreements may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally, and further except to the extent that the enforceability of such obligations is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      13.  RESTRICTIVE COVENANT

           (a) The parties understand and agree that it is the intention of Buyer to expand markets and marketing activities, utilizing the Assets, beyond those engaged in by Sellers; and further that such operations are intended in the future to be throughout the State of Tennessee and the Commonwealth of Pennsylvania. Therefore, Sellers agree that for a period of five (5) years from and after the First Closing Date, Sellers will not, directly or indirectly, within the State of Tennessee or the Commonwealth of Pennsylvania, carry on or engage in, whether by owning an interest in, leasing, managing, operating, providing services to, or otherwise, any business which shall provide or manage the provision of behavioral healthcare, optometry, dentistry, podiatry or other services to residents of skilled and unskilled nursing homes and assisted living facilities.

           (b) Sellers acknowledge that the restrictions contained in subparagraph 13(a), in view of the nature of the business activities in which Buyer intends to utilize the Assets, are reasonable and necessary in order to protect the legitimate interests of Buyer, and that any violation thereof would result in irreparable injuries to Buyer. Sellers therefore acknowledge that in the event of a breach or threatened breach of the provisions of subparagraph 13(a) by Sellers, Buyer shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Sellers from any violation of the foregoing, provided that Buyer shall not be entitled to an injunction contrary to the public health, safety or welfare. If the period of time or geographic area specified should be deemed unreasonable in any proceeding, then the period of time or geographic area will be reduced by the elimination or reduction of a portion thereof so that such restrictions may be enforced for such time and area as is adjudged to be reasonable.

           (c) Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, from Sellers.

      14.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

           The parties hereto agree that the representations and warranties contained in this Agreement and the Exhibits hereto, and in each certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement and the Closing hereunder, regardless of any investigation made by any of the parties hereto; and shall continue to exist as to each such representation and warranty (a) for a period of one (1) year from and after Closing, or (b) until the expiration of the applicable statute of limitations as to each such warranty and representation, whichever shall first occur.

      15.  FURTHER ASSURANCES

           Subsequent to the First Closing or the Final Closing, as the case may be, Sellers and Buyer shall each, at the reasonable request of the other, furnish, execute and deliver such documents, instruments, certificates, notices and other and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement and to carry out the transactions contemplated hereunder, or in connection with the preparation and filing of reports (including tax returns and reviews thereof) required or requested by governmental agencies, stock exchanges or other regulatory bodies. Subsequent to the First Closing or the Final Closing, as the case may be, Sellers shall make available to Buyer such patient records as Buyer may reasonably request in connection with post-closing provision of services to patients and billing, so as to ensure continuity of care and billing.

      16.  ACCESS

           From and after the First Closing Date Sellers shall, at the request of Buyer, on reasonable prior notice from Buyer and during normal business hours, afford Buyer non-exclusive access to the written protocols, policies and procedures relating to the operations of the Business and to the credentials, personnel and payroll records of any employee or independent contractor of any Seller who becomes an employee or independent contractor of Buyer or any affiliate of Buyer subsequent to the First Closing or the Final Closing. Without restricting the generality of the foregoing, such right of access shall include the right to use and make copies at Buyer's expense.

      17.  NOTICES

           (a) Each notice, demand, request, consent, report, approval or communication ("Notice") which is or may be required to be given by any party to any other party in connection with this

Agreement and the transactions contemplated hereby, shall be in writing, and given by telecopy, personal delivery, receipted delivery service, or by certified mail, return receipt requested, prepaid and properly addressed to the party to be served as shown in subparagraph 17(b) below.

           (b) Notices shall be effective on the date sent via telecopy, the date delivered personally or by receipted delivery service, or three (3) days after the date mailed:

           If to Sellers:           c/o Apogee, Inc.
                                    1018 West Ninth Avenue
                                    Suite 202
                                    King of Prussia, PA 19406
                                    Attention:  President
                                    Fax No.  (610) 922-0483

           In each case,
           with copies to:          Haythe & Curley
                                    237 Park Avenue
                                    New York, NY 10017
                                    Attn: Robert A. Ouimette, Esq.
                                    Fax No. (212) 682-0200

           If to Buyer Parent
           or Buyer:                MHM Services, Inc.
                                    8000 Towers Crescent Drive
                                    Suite 810
                                    Vienna, VA 22182
                                    Attn:  Michael S. Pinkert
                                           President
                                    Fax No.(703) 749-4604

           In each case,
           with copies to:          Lowell D. Turnbull, Esq.
                                    Simon, Turnbull & Martin,
                                             Chartered
                                    1299 Pennsylvania Avenue, N.W.
                                    Suite 1050 East
                                    Washington, D.C. 20004-2400
                                    Fax No. (202) 508-9809

           (c) Each party may designate by Notice to the others in writing, given in the foregoing manner, a new address to which any

Notice may thereafter be so given, served or sent.

      18.  BROKER

           Except as disclosed on Exhibit 18, no broker's or finder's fee, expense, commission or other form of compensation (collectively, "Fee") is due or payable from or by Buyer, Buyer Parent or Sellers; nor has any such Fee been earned by any third party on behalf of any of the foregoing in connection with the negotiation and execution of this Agreement, or in any other manner affecting or involving the Business, or the consummation of any transaction contemplated hereby, or in connection with any proposed sale of the Business or any of the Assets, or any restructuring or merger or similar transaction involving Sellers. Sellers agree to indemnify and save Buyer harmless from and against any and all claims or demands for Fee by or from any person or persons whatsoever, based on any arrangement made by Sellers. Buyer agrees to indemnify and save Sellers harmless from and against any and all claims or demands for Fee by or from any person or persons whatsoever, based on any arrangement made by Buyer.

      19.  EXPENSES

           Whether or not the transactions contemplated hereby are consummated, Sellers shall be solely responsible for the payment of, and shall pay, the fees, expenses, commissions or other forms of compensation (collectively, "Expenses") due or payable to, or earned by, attorneys, accountants, bankers investment bankers, consultants, analysts and advisors (collectively, "Advisors") selected or retained by Sellers, and Buyer and Buyer Parent shall be solely responsible for the payment of, and shall pay, the Expenses of Advisors selected or retained by Buyer or Buyer Parent, in connection with the negotiation, authorization, preparation, execution and performance of this Agreement, and the consummation of the transactions contemplated hereby.

       20. NO SOLICITATION

           Unless and until the Final Closing shall have occurred, Sellers shall not, and shall use their best efforts to cause each of Sellers' officers, directors and affiliates not to:

           (a) Encourage, solicit or initiate, directly or indirectly, discussions or negotiations with any corporation, partnership, person or other entity or group concerning any sale of assets or similar transaction involving the Business (a "Takeover Proposal"); or

           (b) Except as required by law, knowingly disclose, directly or indirectly, any information not customarily disclosed to any person (other than Buyer and its Advisors) concerning the business and properties of Sellers, knowingly afford to any other Person access to the properties, books or records of Sellers or otherwise knowingly assist or encourage any person (other than Buyer, and its Advisors) in connection with a Takeover Proposal.

          21.   ENTIRE AGREEMENT

           This Agreement, together with the Exhibits hereto, constitutes and sets forth the entire agreement and understanding of the parties pertaining to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, understandings, undertakings, negotiations, promises, discussions, warranties or covenants not specifically referred to or contained herein or attached hereto, except the letter agreement dated March 26, 1997, with respect to escrow arrangements. No supplement, modification, termination in whole or in part, or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (whether or not similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

      22.  EMPLOYEES & INDEPENDENT CONTRACTORS

           Sellers shall be responsible for, and hold Buyer and Buyer Parent harmless against, all obligations to employees and independent contractors of the Business accrued as of March 1, 1997, including, without limitation, salary, vacation, and benefits. Buyer agrees that (i) upon the First Closing, it will offer employment or cause its designee to offer employment to those management, administrative and clerical employees of the Business listed on Exhibit 22(a) on an at-will basis or upon such other basis as specifically negotiated and agreed upon by the employee and Buyer; and (ii) upon the Final Closing, it will offer employment or cause its designee to offer employment to those clinical employees of the Business listed on Exhibit 22(b) on an at-will basis or upon such other basis as specifically negotiated and agreed upon by the employee and Buyer. In addition, Buyer agrees that (i) upon the First Closing, it will offer contracts or cause its designee to offer contracts to those management, administrative and clerical independent contractors of the Business listed on Exhibit 22(c) on an at-will basis or upon such other basis as specifically negotiated and agreed upon by the contractor and Buyer; and (ii) upon the Final Closing, it will offer contracts or cause its designee to offer contracts to those clinical independent contractors of the Business listed on Exhibit 22(d) on an at-will basis or upon such other basis as specifically negotiated and agreed upon by the contractor and Buyer. Buyer further agrees that, for a period of two (2) years after the Final Closing, Buyer will not solicit or induce any employee of any Seller who remains employed by such Seller after the Final Closing to leave such Seller's employment. Sellers shall be responsible for, and hold Buyer and Buyer Parent harmless against, any severance payments or other obligations (including without limitation any liability for wrongful discharge) that may be due by reason of termination of employment of any employees of the Business not listed on Exhibit 22, whether such termination occurs before or after the First Closing.

     23.   BINDING EFFECT

           Subject to the provisions of paragraph 24 hereinafter, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their and each of their respective heirs, executors, administrators, successors and permitted assigns, and no other person shall have or derive any right, benefit or obligation hereunder.

      24. ASSIGNMENT

           Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided that Buyer may, without such consent, assign any or all such rights and such obligations to an affiliate of Buyer, or to a professional corporation managed by Buyer, or to any successor corporation or entity or purchaser of substantially all of the assets of the Business, which shall assume all obligations and liabilities hereunder so assigned, but without releasing Buyer with respect to any such obligations or liabilities except with the prior written consent of Sellers in its sole discretion; and provided further that Buyer may, without such consent, assign any or all of its rights and obligations pursuant to paragraph 22 hereof to Administaff Companies, Inc. or other employee leasing service under contract with Buyer or its successor(s) or assign(s);
and provided further that any Seller may without such consent, assign any or all such rights and such obligations to an affiliate of such Seller, provided that all applicable securities laws have been complied with, which shall assume all obligations and liabilities hereunder so assigned, but without releasing Sellers with respect to any such obligations or liabilities except with the prior written consent of Buyer and Buyer Parent in their sole discretion.

     25.   HEADINGS

           The headings or titles of the various paragraphs of this

Agreement are inserted merely for the purpose of convenience and do not expressly or by implication or intention, limit, define, extend or affect the meaning or interpretation of this Agreement or the specific terms or text of the paragraph so designated.

      26.  LAW GOVERNING

           This Agreement shall be governed in all respects, whether as to validity, construction, interpretation, capacity, performance or otherwise, by the laws of the State of Delaware applicable to transactions to be performed wholly within such state. If any provision of this Agreement shall be held invalid by a court with jurisdiction over the parties to this Agreement, then and in that event, such provision shall be deleted from the Agreement, which shall then be construed to give effect to the remaining provisions thereof. Except as aforesaid, if any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then and in that event, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement or any other such instrument.

    27. COUNTERPARTS

           This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

    28. CONSENTED ASSIGNMENT

           Anything contained herein or therein to the contrary notwithstanding, as between the Buyer and third parties, this Agreement and the assignments to be granted by Sellers hereunder shall not constitute an assignment or an agreement to assign any claim, right, contract, license, lease, commitment, sales order or purchase order if an attempted assignment thereof without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of Sellers thereunder, unless such consent is obtained; provided that, as between Buyer and Sellers, such assignments or agreements shall be valid and binding. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect Sellers' rights thereunder so that Buyer would not in fact receive all such rights, Sellers shall cooperate in any reasonable arrangement designed to provide the Buyer the benefits under any such claim, right, contract, license, lease, commitment, sales order or purchase order, including, without limitation, enforcement of any and all rights of the Sellers against the other party or parties thereto arising out of the breach or cancellation by such other parties or otherwise; provided, however, that the foregoing shall not be deemed a waiver of Buyer's right to require, as a condition precedent to Closing, consents described in subparagraph 7(h).

      29.  TRANSFER OF COMMON STOCK

           (a) Each certificate for Common Stock shall be imprinted with a legend in substantially the following form:

           "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The transfer of the securities represented by this certificate is subject to the conditions specified in the Agreement, dated as of March 31, 1997, by and among the issuer (the "Company"), a wholly owned subsidiary of the Company, Apogee, Inc., and two wholly-owned subsidiaries of Apogee, Inc., as amended from time to time in accordance with its terms, and the Company reserves the right to refuse the transfer of such securities until such conditions have been fulfilled with respect to such transfer. A copy of such conditions shall be furnished by the Company to the holder hereof upon written request and without charge."

           (b) In connection with the transfer of any Common Stock (other that a transfer pursuant to an effective registration statement under the Securities Act or Rule 144 or Rule 144A of the Securities and Exchange Commission, the holder thereof shall deliver written notice to Buyer Parent (also referred to in this paragraph 29 as the "Company") describing in detail the transfer or proposed transfer, together with an opinion of counsel who (to the Company's reasonable satisfaction) is knowledgeable in securities law matters to the effect that such transfer of Common Stock may be effected without registration of such Common Stock under the Securities Act. In addition, if the holder of the Common Stock delivers to the Company an opinion of such counsel that no subsequent transfer of such Common Stock shall require registration under the Securities Act, the Company shall promptly upon such contemplated transfer deliver new certificates for such Common Stock which do not bear the legend set forth in subparagraph 29(a) hereof. If the Company is not required to deliver new certificates for such Common Stock not bearing such legend, the holder thereof shall not transfer the same until the prospective transferee has confirmed to the Company in writing its agreement to be bound by the conditions contained in this paragraph.

           (c) Upon the request of any holder of Common Stock, the Company shall remove the legend set forth in subparagraph 29(a) hereof from the certificates for such holder's Common Stock; provided that such Common Stock is eligible for sale pursuant to Rule 144(k).

      30.  DEFINITIONS.

           (a) The term "Taxes" as used herein shall mean all Federal, state, local and foreign taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, and other similar governmental charges, and all interest, penalties and additions to tax imposed thereon;

           (b) the term "Knowledge of Sellers" as used herein shall mean the actual knowledge or awareness of Lawrence M. Davies, Alan N. Vinick, Stan Szczygiel, Dr. Gilbert M. Katz, Mr. Wayne Watkinson, or Ms. Karen Katunich, and shall with respect to each officer or manager named above, mean the actual knowledge or awareness of such named officer without the duty to conduct any investigation or inquiry;

           (c) The term "Material Adverse Effect" shall mean the incurrence of liabilities, losses or and/or costs equal to or more than $20,000.00 by the party adversely affected.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers and have affixed their respective corporate seals, all as of the day and year first above written.

                                  BUYER:

                                  MHM Extended Care Services, Inc.

                                  BY: /s/ CAROLYN ZIMMERMAN
                                     ------------------------------------------
                                     Carolyn Zimmerman,
                                     Vice President

                                  BUYER PARENT:

                                  MHM Services, Inc.

                                  BY: /s/ CAROLYN ZIMMERMAN
                                     -------------------------------------------
                                     Carolyn Zimmerman,
                                     Vice Presdient